TRANSFER AGENCY AGREEMENT

     AGREEMENT dated as of September 26, 2005 between Pax World Money Market Fund, Inc. (the "Company"), a Maryland corporation, and Integrated Fund Services, Inc. ("Integrated"), an Ohio corporation.

     WHEREAS, the Company is a management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Company wishes to employ Integrated to perform certain transfer agency services limited to the MMA Praxis class of the Company (the "MMA Praxis class"); and

     WHEREAS, Integrated wishes to provide such services (with respect to the MMA Praxis class only) under the conditions set forth below;

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the Company and Integrated agree as follows:

     1. APPOINTMENT.

     The Company hereby appoints and employs Integrated as agent to perform those services described in this Agreement. Integrated shall act under such appointment and perform the obligations thereof in accordance with the Company's current registration statement and as required by applicable state and federal laws and regulations, including but not limited to the pricing requirements of Rule 22c-1 of the 1940 Act, upon the terms and conditions hereinafter set forth.

     2. DOCUMENTATION.

     The Company will furnish from time to time the following documents:

     A. Each resolution of the Board of Directors of the Company authorizing the original issue of the shares of the MMA Praxis class;

     B. Each registration statement filed with the Securities and Exchange Commission (the "SEC") on behalf of the Company and amendments thereof;

     C. A certified copy of the Articles of Incorporation and the Bylaws of the Company and each amendment thereto;

     D. Certified copies of each resolution of the Board of Directors authorizing officers to give instructions to Integrated;
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     E. Copies of all underwriting, dealer, and custody agreements in effect relating to the MMA Praxis class;

     F. Copies of all policies and procedures adopted by the Board of Directors relevant to the services provided by Integrated to the MMA Praxis class, including those included in the Company's Compliance Program adopted pursuant to Rule 38a-1 under the 1940 Act (the "Compliance Program);

     G. Copies of any or all deficiency letters, comments or other correspondence resulting from examinations, audits or reviews conducted by the SEC, the National Association of Securities Dealers ("NASD") or any other administrative or regulatory body, whether governmental or private, relating or relevant to the services provided by Integrated; provided, however, that the Company reserves the right to provide only the portion of such documents that relates to the services provided by Integrated in lieu of providing a complete copy of such documents.

     H. All Notices of and Proxy materials related to any Annual or Special Meetings of Shareholders of the MMA Praxis class, including any that proposed the merger, reorganization or liquidation of the MMA Praxis class;

     I. Copies of all documents relating to special investment or withdrawal plans which are offered or may be offered in the future by the Funds and for which Integrated is to act as plan agent; and

     J. Such other data necessary to perform the services described herein at such times and in such forms as mutually agreed upon by the Company and Integrated.

     K. The Company shall furnish Integrated with written copies of any amendments to, or changes in, any of the items referred to in this Paragraph 2 as soon as practicable upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Company's Prospectuses or Statement of Additional Information or the Compliance Program, which might have the effect of changing the procedures employed by Integrated in providing the services agreed to hereunder or which amendment might affect the duties of Integrated hereunder unless the Company first obtains Integrated's approval that it is reasonably able to implement such amendments or changes, which approval shall not be withheld unreasonably; provided, however, that no approval by Integrated will be required in the event such changes are required to be made pursuant to applicable law, although in such event Company will provide Integrated with notice of such changes as soon as practicable prior to such changes becoming effective.

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TRANSFER AGENCY AND SHAREHOLDER SERVICING

     Subject to the direction and control of the Board of Directors of the Company, Integrated shall perform the transfer agency and shareholder services to the MMA Praxis class of the Company detailed in Schedule A. Integrated shall perform for the MMA Praxis class such other services that are mutually agreed upon by the parties from time to time, for which the Company will pay Integrated the amounts agreed upon between them.

     3. BANK ACCOUNTS.

     Integrated is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Company with such bank or banks as are acceptable to the Company, as may be necessary or appropriate from time to time in connection with the transfer agency services to be performed hereunder. The Company shall be deemed to be the customer of such bank or banks for purposes of such accounts. To the extent that the performance of such services hereunder shall require Integrated to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Company shall provide such bank or banks with all instructions and authorizations necessary for Integrated to effect such disbursements.

     4. RECORDKEEPING AND OTHER INFORMATION.

     Prior to the commencement of Integrated's responsibilities under this Agreement, if applicable, the Company shall deliver or cause to be delivered over to Integrated (i) an accurate, certified list of shareholders of the MMA Praxis class, showing each shareholder's address of record, number of shares owned and whether such shares are represented by outstanding share certificates and (ii) all shareholder records, files, and other materials necessary or appropriate for proper performance of the functions assumed by Integrated under this Agreement including, without limitation, special instructions regarding withholding, dividend options and householding (collectively referred to as the "Materials"). The Company shall, on behalf of the MMA Praxis class, indemnify and hold Integrated, its directors, officers and employees, shareholders, control persons and affiliates of any thereof, harmless from and against any and all losses, damages, claims, suits, actions, demands, costs, charges, fees, payments, expenses and liabilities, including reasonable legal fees, of any and every nature, arising out of or attributable to any error, omission, inaccuracy or other deficiency of the Materials, upon reasonable reliance on the Materials, or out of the failure of the Company to provide any portion of the Materials or to provide any information in the Company's possession or control, that the Company is reasonably able to provide, needed by Integrated to perform the services described in this Agreement, except by reason of Integrated's willful malfeasance, bad faith or negligence in its performance of its duties.

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GENERAL

     5. RECORD RETENTION AND RETURN

     A. Integrated shall create, keep and maintain on behalf of the MMA Praxis class all books and records which the Company is, or may be, required to keep and maintain by applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, and by the Internal Revenue Code of 1986, as the same may be amended from time to time (the "Code"), pertaining to the various functions performed by Integrated and not otherwise created and maintained by another party pursuant to contract with the Company. Where applicable, such records shall be maintained by Integrated for the periods and in the places required by Rules 31a-1 and 31a-2 under the 1940 Act and by the Code. The retention of such records and other data created and maintained pursuant to this Agreement shall be at the expense of the Company. All such records shall be the property of the Company at all times and shall be available during regular business hours for reasonable audit and inspection by the Company or its agents, and will be promptly surrendered to the Company on and in accordance with its request. Further, federal examiners shall have access to information and records relating to anti-money laundering activities performed by Integrated hereunder and Integrated consents to any inspection authorized by law or regulation in connection thereof.

     B. In the case of the merger of the Company, or the MMA Praxis class, into or the consolidation of the Company, or the MMA Praxis class, with another investment company, the sale by the Company, or the MMA Praxis class, of all, or substantially all, of its assets to another investment company, or the liquidation or dissolution of the Company, or the MMA Praxis class, and distribution of its assets, or any similar transaction or any other form of business transaction involving the Company or the MMA Praxis class, Integrated shall promptly cease to retain and turn over to the Company, or any investment company which is a successor to the Company or the MMA Praxis class, and the Company's files, records and documents created and maintained by Integrated pursuant to this Agreement.

     6. DATA ACCESS AND PROPRIETARY INFORMATION.

     The Company acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Company by Integrated as part of the Company's ability to access certain Company-related data maintained by Integrated on data bases under the control and ownership of Integrated or another third party constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to Integrated or another third party. The Company agrees to treat all Proprietary Information as proprietary to Integrated and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.

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     7. COOPERATION WITH ACCOUNTANTS.

     Integrated shall cooperate with the Company's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their unqualified opinion where required for any document for the Company.

     8. SPECIAL SERVICES AND REPORTS AND EXCEPTION PROCESSING.

     A. Integrated may provide special services and reports with respect to the Company, subject to an additional charge as detailed in Schedule B, or such other services and reports as may be reasonably requested by the Company, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

     B. Integrated may provide exception processing upon the request of the

     Company, which may result in an additional charge, the amount of which shall be agreed upon between the parties. Exception processing includes, but is not limited to, processing that:

     (i) requires Integrated to use methods and procedures other than those usually employed by Integrated to perform its obligations under this Agreement;

     (ii) involves the provision of information to Integrated after the commencement of the nightly processing cycle of Integrated's transfer agency, administration and/or fund accounting processing system; or

     (iii) requires more manual intervention by Integrated, either in the entry of data or in the modification or amendment of reports generated by Integrated's transfer agency, administration and/or fund accounting processing system than is usually required.

     C. Instructions / Certain Procedures, etc.

     Integrated shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Integrated will not be held to have notice of any change of authority of any officers, employees or agents of the Company until receipt of actual notice thereof from the Company.

     Whenever Integrated is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in the MMA Praxis class, Integrated shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by Integrated to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Company or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Company or any other person authorized by the Board or by the shareholder or shareholder's agent, as the case may be.

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     As to the services to be provided hereunder, Integrated may rely conclusively upon the terms of the relevant then current Prospectus and Statement of Additional Information of the Company to the extent that such services are described therein unless Integrated receives written instructions to the contrary in a timely manner from the Company.

     The Company acknowledges receipt of a copy of Integrated's policy related to the acceptance of trades for prior day processing (the "Integrated As-of Trading Policy"). Integrated may amend the Integrated As-of Trading Policy from time to time in its sole discretion. A copy of any such amendments shall be delivered to the Company upon request. Integrated may apply the Integrated As-of Trading Policy whenever applicable, unless Integrated agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Company and furnished to Integrated by the Company.

     The Company acknowledges and agrees that deviations from Integrated's written transfer agent operational and compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Company requests that an exception be made from any written compliance, transfer agency, administration, fund accounting or any other procedures adopted by Integrated, or any requirements of the Compliance Program, Integrated may in its sole discretion determine whether to permit such exception. In the event Integrated determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Company (other than an employee of Integrated) and delivered to Integrated (an "Exception"); provided that an Exception concerning the requirements of the Compliance Program shall be authorized by the Company's Chief Compliance Officer. An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until Integrated receives written notice from the Company that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as Integrated acts in good faith, and without any willful misfeasance, bad faith or negligence, Integrated shall have no liability for any loss, liability, expenses or damages to the Company resulting from the Exception, and the Company shall indemnify Integrated and hold Integrated harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to Integrated there from.

     9. SUBCONTRACTING.

     Integrated may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Integrated shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Integrated shall be responsible for all acts of such subcontractor as if such acts were its own.

     10. COMPENSATION.

     For performing its services under this Agreement, the Company shall pay Integrated a monthly fee with respect to the MMA Praxis class in accordance with Schedule C attached hereto.

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     11. EXPENSES.

     A. Integrated shall furnish, at its expense and without cost to the Company, the services of its personnel to the extent that such services are required to carry out its obligations under this Agreement and the use of its data processing equipment. All costs and expenses not expressly assumed by Integrated under this Paragraph shall be paid by the Company. A list of typical Company expenses is set forth in Schedule D; this list is not all inclusive.

     B. The Company authorizes Integrated to receive payment of fees due to

     Integrated or to be reimbursed for Fund expenses Integrated pays on behalf of the Fund directly from the Company. Integrated will provide the Company with documentation detailing such fees or expenses within a reasonable time prior to and corresponding to the payment of the corresponding fees or expenses. However, Company approval shall not be required in advance of such payments. In the event of a dispute arising from the payment of fees or expenses and upon mutual agreement by the Company and Integrated as to the appropriate resolution of the dispute, the Company and/or Integrated shall make the necessary reimbursements to the Company.

     12. REFERENCES TO INTEGRATED OR THE COMPANY.

     A. Neither the Company nor its agents shall circulate any printed matter which contains any reference to Integrated without the prior written approval of Integrated, excepting solely such printed matter as merely identifies Integrated as Transfer Agent of the MMA Praxis class. The Company will submit printed matter requiring approval to Integrated in draft form, allowing sufficient time for review by Integrated and its counsel prior to any deadline for printing.

     B. Integrated shall not circulate any printed matter that contains any reference to the Company without the prior written approval of the Company, excepting solely such printed matter as merely identifies the Company as a client of Integrated. Integrated will submit printed matter requiring approval to the Company in draft form, allowing sufficient time for review by the Company and its counsel prior to any deadline for printing.

     13. INDEMNIFICATION.

     A. Integrated may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act and the rules thereunder, neither Integrated nor any director, officer, employee, shareholder, control person of Integrated, or affiliates of Integrated (the "Indemnified Parties") shall be subject to any liability for, or any and all losses, damages, claims, suits, actions, demands, or expenses, including reasonable legal fees, of any and every nature, incurred by the Company in connection with any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under or payments made pursuant to this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or negligence

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on the part of any such persons in the performance of the duties of Integrated under this Agreement or by reason of reckless disregard by any of such persons of the duties of Integrated under this Agreement. The Indemnified Parties may apply to the Company at any time for instructions and may, at their own expense, consult counsel for the Company, or their own counsel, and with accountants and other experts with respect to any matter arising in connection with Integrated's duties hereunder, and the Indemnified Parties shall not be liable or accountable for any action taken or omitted by them in good faith in accordance with such instruction or advice, or with the opinion of such counsel, accountants, or other experts. Integrated shall not be held to have notice of any change of authority of any officers, employees, or agents of the Company until receipt of written notice thereof has been received by Integrated from the Company.

     B. In providing services pursuant to this Agreement, no person who is a director, officer, shareholder, employee or agent of Integrated, or its affiliates, even though also an officer, director, employee or agent of the Company shall be deemed, when rendering services to the Company or acting on any business of the Company, to be rendering such services or acting as the principal executive officer or principal financial officer of the Company, nor shall any such persons be considered as providing similar functions to the Company. Nor shall any director, officer, shareholder, employee or agent of Integrated, or its affiliates, even though also an officer, director, employee or agent of the Company, have the authority to certify any reports or filings as principal executive officer or principal financial officer of the Company on behalf of the Company to the SEC or any other administrative or regulatory body, whether governmental or private, including but not limited to, certification of Form N-CSR.

     C. Notwithstanding any other provision of this Agreement, the Company shall indemnify and hold harmless the Indemnified Parties from and against any and all losses, damages, claims, suits, actions, demands, expenses and liabilities, including reasonable legal fees, of any and every nature that the Indemnified Parties may sustain or incur or that may be asserted against the Indemnified Parties by any person by reason of, or as a result of: (i) any action taken or omitted to be taken by Integrated in good faith in reliance upon any certificate, instrument, order or share certificate believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the oral instructions or written instructions of an authorized person of the Company or upon the opinion of legal counsel for the Company; (ii) any action taken or omitted to be taken by Integrated in connection with its appointment in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed; or (iii) any action taken or omitted to be taken by Integrated in connection with or arising out of any services rendered under or payments made pursuant to this Agreement or any other matter to which this Agreement relates. However, indemnification under this subparagraph shall not apply to actions or omissions of the Indemnified Parties in cases of its or their own willful misfeasance, bad faith, negligence or reckless disregard of its or their own duties hereunder. The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld, as long as the indemnifying party is conducting a good faith and diligent

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defense. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     D. Integrated will indemnify and hold harmless the Company, its directors, officers, employees, (the "Company Indemnified Persons") from and against any and all losses, damages, claims, suits, actions, demands, expenses, including reasonable legal fees, and liabilities ("Losses") of any and every nature that the Company Indemnified Parties may sustain or incur or that may be asserted against the Company Indemnified Parties by any person by reason of, or as a result of, Integrated's failure to exercise the standard of care set forth herein with respect to its services under this Agreement. However, indemnification under this subparagraph shall not apply to actions or omissions of the Company Indemnified Parties in cases of its or their own willful misfeasance, bad faith, negligence or reckless disregard of its or their own duties hereunder. The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld, as long as the indemnifying party is conducting a good faith and diligent defense. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     E. Notwithstanding anything to the contrary in this Agreement, in no event shall Integrated be liable to the Company or any third party for any special, consequential, punitive or incidental damages, or any other damages not measured by the prevailing party's actual damages, even if advised of the possibility of such damages, nor shall the Company be liable to Integrated or any third party for any special, consequential, punitive or incidental damages, or any other damages not measured by the prevailing party's actual damages, even if advised of the possibility of such damages.

     F. The foregoing rights shall be in addition to any other rights to which the Indemnified Parties may be entitled as a matter of law.

     G. Integrated shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Company, Integrated shall provide evidence that coverage is in place.

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Integrated shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. Integrated shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company should the total outstanding claims made by Integrated under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

     14. TERMINATION

     A. The provisions of this Agreement shall be effective on the date first above written, shall remain in full force and effect for two years ("Initial Term") from that date and shall continue in force for successive one year periods ("Renewal Term"), unless terminated by either party as provided herein.

     B. Any party may terminate this Agreement at the end of the Initial Term or at the end of any subsequent Renewal Term by giving the other parties at least sixty (60) days' prior written notice of such termination specifying the date fixed therefore. In the event this Agreement is terminated by the Company prior to the end of the Initial Term or any subsequent Renewal Term, the Company shall make a one-time cash payment to Integrated in consideration of services provided under this Agreement, and not as a penalty, equal to the remaining balance of the fees payable to Integrated under this Agreement through the end of the Initial Term or Renewal Term, as applicable. In the event this Agreement is terminated by Integrated prior to the end of the Initial Term or any subsequent Renewal Term, the Company shall not be obligated to pay to Integrated the remaining balance of the fees payable to Integrated under this Agreement through the end of the Initial Term or Renewal Term, as applicable. The Company shall reimburse Integrated for any out-of-pocket expenses and disbursements ("out-of-pocket expenses") reasonably incurred by Integrated in connection with the services provided under this Agreement within 30 days of notification to the Company of such out-of-pocket expenses regardless of whether such out-of-pocket expenses were incurred before or after the termination of this Agreement.

     Notwithstanding the foregoing, following any such termination, in the event that Integrated in fact continues to perform any one or more of the services contemplated by this Agreement with the consent of the Company, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Such continuation of performance by Integrated shall not constitute a waiver of any of rights or remedies offered Integrated under this Agreement or otherwise. Fees and out-of-pocket expenses incurred by Integrated but unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination.

     C. If a party materially fails to perform its duties and obligations hereunder (a "Defaulting Party") resulting in a material loss to another party or parties, such other party or parties (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, which such notice shall set forth with sufficient detail the nature of the breach. The Defaulting Party shall have sixty (60) days from its receipt of notice to cure the breach. If such material

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breach shall not have been remedied to commercially reasonable operating standards, the Non- Defaulting Party may terminate this Agreement by giving sixty (60) days written notice of such termination to the Defaulting Party. If Integrated is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any rights or remedies with respect to services it performed prior to such termination, or the right of Integrated to receive such compensation as may be due as of the date of termination or to be reimbursed for all reasonable out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against a Defaulting Party.

     D. Upon delivery of such notice of termination to the Company or Integrated, the Company may, in its sole discretion, elect to extend the term of this Agreement for a period of three (3) months (the "Transition Period") following the date of termination specified in such notice in order to provide sufficient time for the Company to transition to another service provider; provided, however, that the date of the conversion of services, data and books and records to the new service provider during the Transition Period is subject to the approval of Integrated, which approval will not be unreasonably withheld. During such Transition Period, the terms of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect.

     E. Integrated will be entitled to collect from the Company all reasonable and customary expenses incurred in conjunction with termination of this Agreement ("Termination Expenses"), including but not limited to reasonable out-of-pocket expenses, employee time, system fees and fees charged by third parties with whom Integrated has contracted. An estimate of such Termination Expenses shall be adequately documented by Integrated and submitted to the Company in advance. In addition, the Company will only reimburse Integrated for Termination Expenses in the amount of the costs actually incurred by Integrated.

     F. In the event that in connection with the termination of this Agreement a successor to any of Integrated's duties or responsibilities under this Agreement is designated by the Company by written notice to Integrated, Integrated shall, promptly upon such termination and at the expense of the Company, transfer all records maintained by Integrated under this Agreement and shall cooperate in the transfer of such duties and responsibilities, including provision for assistance from Integrated's cognizant personnel in the establishment of books, records and other data by such successor.

     15. SERVICES FOR OTHERS.

     Nothing in this Agreement shall prevent Integrated or any affiliated person (as defined in the 1940 Act) of Integrated from providing services for any other person, firm or corporation (including other investment companies); provided, however, that Integrated expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Company under this Agreement.

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     16. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS.

     A. The parties hereto acknowledge and agree that nothing contained herein shall be construed to require Integrated to perform any services for the Company which services could cause Integrated to be deemed an "investment adviser" of the Company within the meaning of Section 2(a)(20) of the 1940 Act or to supersede or contravene the Company's prospectus or statement of additional information or any provisions of the 1940 Act and the rules thereunder. Except as otherwise provided in this Agreement and except for the accuracy of information furnished to it by Integrated, the Company assumes full responsibility for complying with all applicable requirements of the 1940 Act, the Securities Act of 1933, as amended, and any other laws, rules and regulations of governmental authorities having jurisdiction.

     B. Regulatory Requirements and Changes. Integrated will use commercially reasonable efforts to develop and implement changes to the recordkeeping systems it uses so that the data processing services provided under this Agreement continue to comply with applicable regulations and rules of regulatory authorities. With respect to each change in the recordkeeping systems necessitated by regulatory matters, excluding routine, annual regulatory maintenance changes applying to existing regulatory matters (e.g., including, but not limited to, tax position forms or magnetic tape/filing changes), the Company will pay its proportionate share of Integrated's direct vendor costs based upon the ratio of the number of the shareholder accounts of the MMA Praxis class then serviced by Integrated, to the total number of shareholder accounts then serviced by Integrated for all of its clients affected by the change. "Each change" as stated previously, is defined as those modification(s) necessary to comply with regulatory requirements or changes (for example, all modifications required to support Rule 22c-2 under the 1940 Act, or changes to IRS 1099-B Reporting, Anti-Money Laundering, NSCC Processing/Interface changes, etc.).

     17. LIMITATION OF LIABILITY.

     A. Standard of Care; Uncontrollable Events; Limitation of Liability

     Integrated shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by Integrated in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of Integrated shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Integrated hereunder.

     Integrated shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. In the event of equipment failures beyond Integrated's reasonable control, Integrated shall take all steps necessary to minimize service interruptions but shall have no liability with respect thereto. Integrated shall enter into one or more agreements making provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available. Upon the Company's reasonable request, Integrated shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, Integrated assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond Integrated's reasonable control include, without limitation, force majeure (as defined in Section 26 of this Agreement) events. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, Integrated shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

     Integrated shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of Integrated relating to the services provided by Integrated under this Agreement.

     B. Representations and Warranties of the Company

     The Company represents and warrants to Integrated that:

     (i) It is a Company duly incorporated and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

     (ii) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

     (iii) It has been in, and shall continue to be in compliance in all material respects with all laws and regulations applicable to its business and operations as they relate to this Agreement and that it is not aware of any investigation commenced by the SEC or any other regulatory or self-regulatory organization, or any proceeding or threatened proceeding that concerns the Company;

     (iv) This Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties;

     Integrated represents and warrants that: (a) Integrated has been in and shall continue to be in material compliance with all provisions of law, including Section 17 A of the Securities Exchange Act of 1934, as amended, required in connection with the performance of its duties under this Agreement,
(b) the various procedures and systems which Integrated has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and Integrated's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; (c) Integrated has adopted policies and procedures reasonably designed to ensure that orders for shares of the Company ("Fund Orders") received prior to the time at which the Company's net asset value

("NAV") is calculated ("Close of Trading") are segregated from Fund Orders received after the Close of Trading, and that such orders be properly executed at the current day's NAV and that such procedures either prevent or detect on a timely basis instances of noncompliance with its policies that relating to Fund Orders; and further that it has adopted policies and procedures reasonably designed to ensure that Fund Orders received after the Close of Trading are properly executed at the next day's NAV; (d) this Agreement has been duly authorized by Integrated and, when executed and delivered by Integrated, will constitute a legal, valid and binding obligation of Integrated, enforceable against Integrated in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties; and (e) Integrated will promptly notify Company in the event that it is unable, for any reason, to perform any of its duties or obligations under this Agreement or there is a material failure to comply with its representations and warranties made herein above.

     18. SEVERABILITY.

     In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

     19. QUESTIONS OF INTERPRETATION.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     20. CONFIDENTIALITY

     A. Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of any other party received in connection with the services provided under this Agreement. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the disclosing party. The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party, (iii) was known to the receiving party at the time of disclosure, (iv) is generated independently by the receiving party, or (v) is disclosed pursuant to applicable law, subpoena, applicable professional standards, request of a governmental or regulatory agency, or other process after reasonable notice to the other party.

The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.

     B. For the purpose of this Section, Confidential Information shall mean Technical Elements (as defined below), any information identified by either party as "Confidential" and/or "Proprietary" or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, or any nonpublic information obtained hereunder concerning the other party. Integrated retains the right to use its knowledge, experience, and know-how with other persons, firms or corporations (including other investment companies), including processes, ideas, concepts and techniques developed solely by Integrated in the course of performing the services.

     C. In connection with performing its services under this Agreement, Integrated may use certain data, modules, components, designs, utilities, subsets, objects, program listings, tools, models, methodologies, programs, systems, analysis frameworks, leading practices, data bases, screen formats, report formats, interactive design technologies, documentation manuals and specifications ("Technical Elements"). Certain Technical Elements were owned or developed by Integrated prior to, or independently from, its engagement hereunder and are the sole and exclusive property of Integrated and Integrated retains all rights thereto; and certain other Technical Elements consist of third party works and products which Integrated has acquired the right to use. The Company shall have no rights in the Technical Elements. The Company agrees to treat all Technical Elements as Confidential Information.

     D. Nonpublic personal financial information relating to consumers or customers of the Company provided by, or at the direction of the Company to Integrated, or collected or retained by Integrated in the course of performing its duties as transfer agent shall remain the sole property of the Company. Integrated shall not give, sell or in any way transfer such confidential information, or any information relating to the Company's portfolio holdings, to any person or entity, other than affiliates of Integrated except in connection with the performance of Integrated's duties and responsibilities under this Agreement, at the direction of the Company or as required or permitted by law (including applicable privacy and AML laws). Integrated represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Company and that such safeguards comply with Regulation S- P or other applicable federal standards to which Integrated is subject.. The Company represents to Integrated that it has adopted a Statement of its privacy policies and practices as required by Regulation S-P and agrees to provide Integrated with a copy of that statement annually. Integrated represents that it will adhere to the Company's privacy policies as are in effect from time to time.

     The provisions of this Section shall survive the termination of this Agreement. The parties agree to comply with any and all regulations promulgated by the SEC or other applicable laws regarding the confidentiality of shareholder information.

     21. NOTICES.

     All notices required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, e-mailed with return receipt requested, or mailed (airmail if international) by registered or certified mail (postage prepaid), addressed to:

To the Company: __________________________
                __________________________
                __________________________
                Attention:________________

To Integrated:   Integrated Fund Services, Inc.
                 221 East Fourth Street, Suite 300
                 Cincinnati, Ohio 45202
                 Attention: Roy E. Rogers

or to such other address as any party may designate by notice complying with the terms of this Paragraph. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery; (b) on the date telecommunicated if by telegraph; (c) on the date of transmission with confirmed answer back if by telex, telefax or other telegraphic method or e-mail; and (d) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

     22. AMENDMENT.

     This Agreement may not be amended or modified except by a written agreement executed by all parties.

     23. ASSIGNMENT.

     This Agreement may not be assigned by either party without the prior written consent of the other party.

     24. BINDING EFFECT.

     Each of the undersigned expressly warrants and represents that he or she has the full power and authority to sign this Agreement on behalf of the party indicated, and that his or her signature will operate to bind the party indicated to the foregoing terms.

     25. COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     26. FORCE MAJEURE.

     Notwithstanding any other provision of this Agreement, Integrated and the Company assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused the other by events beyond its reasonable control, including and without limitation, acts of God, interruption of power or other utility, transportation, mail, or communication services, acts of civil or military authority, sabotages, war, terrorism, insurrection, riots, national emergencies, explosion, flood, accident, earthquake or other catastrophe, fire, strike or other labor problems.

     27. MISCELLANEOUS.

     The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

     IN WITNESS WHEREOF, the Company and Integrated have each caused this Agreement to be executed as of the day and year first above written.

                        PAX WORLD MONEY MARKET FUND, INC.

                        By:
                        Its: President

                        INTEGRATED FUND SERVICES, INC.

                        By:
                        Its: President

                                                                      Schedule A
                                                              September 26, 2005

                    TRANSFER AGENCY AND SHAREHOLDER SERVICES

     In consideration of the compensation detailed in this Agreement, Integrated shall perform the following transfer agency and shareholder services as applicable:

Shareholder Accounts

     1.   Establish new shareholder accounts

     2.   Record changes to shareholder registration information

     3.   Process shareholder purchase and redemption orders

     4.   Process shareholder transfer and exchange requests

     5.   Issue periodic statements for shareholders

     6. Provide shareholders with Integrated's standard shareholder statement and confirmation package

     7.   Issue transaction confirmations

     8. Process dividend payments, including the purchase of new shares through dividend reimbursement

     9.   Prepare shareholder tax information, i.e., Form 1099, 1042, and 5498

     10.  Maintain shareholder account documentation

     11. Answer telephone inquiries and accept financial transactions from shareholders and their properly designated representative

     12.  Provide servicing support for broker-dealers

     13.  Withhold taxes on U.S. Resident and non-resident alien accounts

     14.  Reply to shareholder calls and correspondence

     15.  Cancel share certificates

     16. Provide lost-shareholder services in accordance with Rule 17Ad-17 of the Securities Exchange Act of 1934

     17.  Direct processing of checks, wires, and ACH

     18.  Support shareholder checkwriting processing

     19.  Basic voice response inquiry service

Sales Load Processing

     1.   Support front-end, level-load, and CDSC share classes

     2. Calculate fees due under Rule 12b-1 plans for distribution and marketing expense

     3.   Track and pay sales commissions on direct shareholder purchases

*NSCC Services

     1.   FundServ

     2.   Networking

     3.   CommissionServ

     4.   ACATS

     5.   ToRA

     6.   Mutual Fund Profile

     7.   DCC&S

     *NSCC Services may be subject to set-up charges and ongoing fees in accordance with this Agreement.

SHAREHOLDER RECORDS.

     Integrated shall maintain records for each shareholder account showing the following:

     1.   Names, addresses and tax identifying numbers;

     2.   Name of the dealer of record, if any;

     3.   Number of shares held of each Fund;

     4. Historical information regarding the account of each shareholder, including dividends and distributions in cash or invested in shares;

     5. Information with respect to the source of all dividends and distributions allocated among income, realized short-term gains and realized long-term gains;

     6. Any instructions from a shareholder including all forms furnished by the Company and executed by a shareholder with respect to (i) dividend or distribution elections and (ii) elections with respect to payment options in connection with the redemption of shares;

     7. Any correspondence relating to the current maintenance of a shareholder's account;

     8. Certificate numbers and denominations for any shareholder holding certificates;

     9.   Any stop or restraining order placed against a shareholder's account;

     10. Information with respect to withholding in the case of a foreign account or any other account for which withholding is required by the Internal Revenue Code of 1986, as amended; and

     11. Any information required in order for Integrated to perform the calculations contemplated under this Agreement.

Returned Checks

     In the event that Integrated is notified by the Company's Cash Management Bank that any check or other order for the payment of money is returned unpaid for any reason, Integrated will:

     1. In the absence of other instructions from the Company, take such steps as may be necessary to redeem any shares purchased on the basis of such returned check and cause the proceeds of such redemption plus any dividends declared with respect to such shares to be credited to the account of the Company and to request the Company's Cash Management Bank to forward such returned check to the person who originally submitted the check; and

     2. Upon notification of the Company, collect any fees from the person who originally submitted the check including losses to the Company resulting from the returned check.

Uncashed Checks

     For shareholders who select to receive distributions or redemptions in cash and the U.S. Postal Service cannot deliver their checks or if their checks remain uncashed for 90 days, Integrated will reinvest the amount uncashed check into their account at the then current NAV and their account will be converted to the reinvest option. No interest will accrue on an amount represented by uncashed distribution checks. Integrated will make commercially reasonable attempts to contact the shareholder prior to taking the action described above.

Lost or Stolen Certificates

     Integrated shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. New certificates shall not be issued. Replacement shares will be issued in book form only upon:

     (i) The shareholder's pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by Integrated; and

     (ii) Completion of a release and indemnification agreement signed by the shareholder to protect Integrated and its affiliates.

                                                                      Schedule B
                                                              September 26, 2005

                          SPECIAL SERVICES AND REPORTS

CUSTOMIZED REPORTS
Reports are created based on the Company's design specification and are scheduled to be created on a set schedule such as daily, weekly, every 2 weeks, monthly, quarterly or annually. Programming for requests is $100 an hour, billable in 15 minute increments.

REPORTING COSTS
Reporting consists of a $350 per month fee, which includes:

o Maintenance of standard package reports
o Maintenance of customized reports (up to 25)
o One ID for Crystal Enterprise

Additional IDs for Crystal Enterprise are $50 per month.

ON DEMAND REPORTS
Reports requested with the Company's specifications one time and not on a set schedule. Programming for requests is $100 an hour, billable in 15 minute increments.

EARLY CASH REPORTING
Early Cash Reporting provides the Company's investment advisors preliminary cash estimates for shareholder activity daily by 7:30 a.m. ET for fluctuating net asset value funds. The reporting allows for investment advisors to forecast future cash inflows and outflows from shareholder activity prior to the FINAL cash figures being available from Integrated at 9:30 a.m. ET. THE PRELIMINARY CASH ESTIMATES ARE SUBJECT TO CHANGE. The information is available via a Secured Internet Site.

Fee Schedule:
One-time set-up fee $200
Monthly fee $250

                                                                      Schedule C
                                                              September 26, 2005

                          PAX WORLD MONEY MARKET FUND

                   COMPENSATION FOR TRANSFER AGENCY SERVICES

     The Company will pay Integrated, on the first business day following the end of each month, a monthly fee at an annual rate of $12,000, for servicing up to 2,000 accounts (open and closed) under this Agreement.

     The Company will pay Integrated an annual fee of $12 per account for accounts (open and closed) in excess of 2,000 serviced by Integrated under this Agreement.

     The Company will reimburse Integrated for out-of-pocket expenses incurred in the performance of its services under this Agreement.

                                                                      Schedule D
                                                              September 26, 2005

                          EXAMPLES OF COMPANY EXPENSES

     Company expenses may include, but are not limited to costs and expenses of:

     1. Costs and expenses of Fund officers and employees of Integrated in attending meetings of the Board of Directors and shareholders of the Company;

     2. All regulatory filings, postage, envelopes, checks, drafts, continuous forms, bank charges, reports, communications, proxies (including production, legal fee and administrative costs), statements and other materials;

     3. File interface expenses (e.g., SunGard, DST Vision, Expeditor and other distribution partners);

     4. Label file creation;

     5. Telephone, telegraph and remote transmission lines;

     6. EDGARizing, typesetting and printing of all documents;

     7. Confirmations, statements, fulfillment and any other shareholder correspondence;

     8. Use of outside solicitation, tabulation and mailing firms;

     9. Necessary outside record storage, record destruction, document shredding, media for storage of records (e.g., microfilm, microfiche, computer tapes);

     10. Pro rata expenses for preparation of Integrated's Transfer Agent SAS 70 reports;

     11. Charges imposed by third-party service or software providers for items such as, but not limited to, regulatory updates;

     12. Costs and fees, including employee time and system expenses, associated with exception processing and resolution of errors not caused by Integrated; and

     13. Any and all assessments, taxes or levies assessed on Integrated for services provided under this Agreement.

     Postage for mailings of dividends, proxies, reports and other mailings to all shareholders shall be advanced to Integrated three business days prior to the mailing date of such materials.

                                   ADDENDUM 1

                 ANTI-MONEY LAUNDERING PROGRAM SERVICE ADDENDUM

                         INTEGRATED FUND SERVICES, INC.

This Addendum is entered into as of September 26, 2005 by and between Integrated Fund Services, Inc. ("Integrated") and the Pax World Money Market Fund, Inc. (the "Company").

     WHEREAS, Integrated and the Company entered into a Transfer Agency Agreement dated as of September 26, 2005 (the "Service Agreement"); and

     WHEREAS, Integrated and the Company wish to enter into an Addendum to the Service Agreement;

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the Company and Integrated agree as follows:

I. To the services described in the Service Agreement shall be added the Anti-Money Laundering Program Service ("AML Service") in accordance with the Service Description document (Attachment A to this Addendum). To the fees described in the Service Agreement shall be added fees described in Attachment B to this Addendum, which shall apply only to the AML Service. All other full or partial sections left unchanged in the Services Agreement shall remain the same throughout the term of this Addendum.

II. All terms utilized in this Addendum which are defined in the Service Agreement shall have the meaning set forth in the Service Agreement, unless the context otherwise requires.

III. Except as specifically amended in this Addendum, the Service Agreement shall continue in full force and effect and be binding upon the parties notwithstanding the execution and delivery of this Addendum.

IV. To facilitate execution, this Addendum may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same Agreement.

V. This Addendum shall be binding upon the parties and, to the extent permitted by the Service Agreement, their respective successors and assigns.

VI. This Addendum shall be governed by and construed in accordance with the laws of the State or Commonwealth specified in the Service Agreement or in the state of New York if none is specified elsewhere.

VII. The AML Service shall begin on the date of this Addendum and shall automatically renew on the anniversary of the Service Agreement for each successive term, unless canceled by either party as provided below. Either party may terminate this service in full by giving sixty (60) days prior written notice to the other party at any time regardless of when the

Service Agreement or this Addendum expires. All fees and minimum charges shall apply only until the termination date of the current renewal term.

VIII. The Company acknowledges and agrees that deviations from Integrated's written transfer agent operational and compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Company requests that an exception be made from any written compliance or transfer agency procedures adopted by Integrated, or any requirements of the Company's AML Program, Integrated may in its sole discretion determine whether to permit such exception. In the event Integrated determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Company (other than an employee of Integrated) and delivered to Integrated (an "Exception"); provided that an Exception concerning the requirements of the Company's AML Program shall be authorized by the Company's AML Compliance Officer. An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until Integrated receives written notice from the Company that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Addendum or the Service Agreement that expressly or by implication provides to the contrary, neither Integrated nor any director, officer, employee, or control person of Integrated, or affiliates of Integrated (the "Indemnified Parties") shall be subject to any liability for, or any and all losses, damages, claims, suits, actions, demands, or expenses, including reasonable legal fees, of any and every nature, incurred by the Company resulting from the Exception. Furthermore, the Company shall indemnify and hold harmless the Indemnified Parties from and against any and all losses, damages, claims, suits, actions, demands, expenses and liabilities, including reasonable legal fees, of any and every nature resulting to Integrated there from.

IX. The Company also represents and warrants that (i) the Company has adopted the written AML Program including any related Policies and Procedures that has been submitted to Integrated, and has appointed an officer of the Company as the Company's AML Compliance Officer, (ii) the AML Program and the designation of the AML Compliance Officer have been approved by the Company's Board of Directors (the "Board"), and (iii) the Company will submit any material amendments to the AML Program to Integrated for Integrated's review prior to adoption.

X. The Company acknowledges that it is responsible for updating its shareholder documents including but not limited to prospectuses, statements of additional information, new account applications and website disclosures for the purpose of providing shareholders with appropriate notices and disclosures that are to be provided to shareholders under the Act.

XI.  The Company acknowledges its responsibility to file with FinCEN under
     Section 314(b) of the Act if it wishes to engage in information sharing with other financial institutions.

XII. The Company is responsible for conducting an independent audit of its AML Program on a periodic basis as required by law.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the day and year first above written.

PAX WORLD MONEY MARKET FUND, INC.               INTEGRATED FUND SERVICES, INC.

By: _________________________                   By: ___________________________
Its:                                            Its: President

                                  ATTACHMENT A

                     ANTI-MONEY LAUNDERING PROGRAM SERVICE
                          SERVICE DESCRIPTION DOCUMENT

Integrated as Transfer Agent for the MMA Praxis class of the Company agrees to perform the procedures as described below as required by the USA PATRIOT Act of 2001 (the "Act") and applicable sections of the Bank Secrecy Act and the Internal Revenue Service Code.

     1) Integrated will perform the AML procedures described below in accordance with the Company's written AML Program. Integrated will:

a) Maintain anti-money laundering program reasonably designed to detect activities indicative of money laundering and achieve compliance with such regulatory requirements applicable to money laundering;

b) Provide the Company's AML Compliance Officer with a copy of Integrated's AML Program;

c) Monitor the mutual fund accounts of Company's MMA Praxis class shareholders for suspicious activity;

d) Apply "Red Flag" monitoring of fund direct account activity to detect potential suspicious activity;

e) Investigate potential suspicious activity using commercially reasonable means and provide the Company's AML Compliance Officer with investigation results for review and action;

f) Implement training programs to educate Integrated's officers and employees regarding its anti-money laundering policies and procedures;

g) Designate a compliance officer with sufficient authority to oversee Integrated's anti- money laundering policies and procedures and to interact with the Company's AML Compliance Officer; and

h) Conduct an independent audit of Integrated's anti-money laundering policies and procedures on an periodic basis as required by law;

i) Provide the Company's AML Compliance Officer with a report of the independent audit findings;

j) Provide the Company's AML Compliance Officer with periodic reports regarding the administration of Integrated's AML Program;

k) Search the shareholder files of the Company's MMA Praxis class that are maintained by Integrated as requested by the Federal Crimes Enforcement Center (FinCEN);

l) Provide appropriate Federal agencies with information and records relating to Integrated's anti-money laundering program including results of inspections related to its anti-money laundering program;

m)   File IRS Form 8300 reports as required;

n) Check shareholder names against lists of known or suspected terrorists or terrorist organizations such as those persons and organizations listed on Treasury's Office of Foreign Assets Control (OFAC) or other lists as designated by the government using commercially available or proprietary databases;

o)   Retain records on behalf of the Company as required by the Act;

     2) Integrated will perform the following procedures pursuant to the requirements of the Customer Identification Program in accordance with Section 326 of the USA PATRIOT ACT and consistent with the Company's AML Program policies and procedures and Section IX above. Specifically:

a) The Company authorizes Integrated to accept only those new accounts for which the elements required by law are presented;

b) In the event the required elements (above) are not provided, Integrated shall make reasonable efforts to obtain the missing information within one business day of receipt of the new account application. Integrated will not open any account without the required elements;

c) The Company authorizes Integrated to refuse to open any account whose owner's identity it is unable to verify to its satisfaction without consultation with the Company and in accordance with the Company's AML Program policies and procedures and Section IX of this Addendum;

d) The Company authorizes Integrated to employ commercially available or proprietary databases to verify the identity of shareholders as described by Integrated's AML Program and as required by law;

e) In the event that a discrepancy arises related to the verification of a shareholder's identity, Integrated will make commercially reasonable efforts to resolve the discrepancy to verify the identity of the shareholder to its satisfaction and without consultation with the Company and in accordance with the Company's AML program policies and procedures and Section IX of this Addendum;

f) The Company authorizes Integrated to open accounts for non-US persons only if:

     i) The account is opened through a broker-dealer with whom the Fund or its principal underwriter has an established dealer agreement; and

     ii)  The broker-dealer is a U.S.-registered firm;

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

     iii) The broker-dealer through which the account is established has provided the necessary certifications to the Fund or its principal underwriter regarding its anti- money laundering program; or

     iv) The Company specifically directs Integrated in writing to accept the account and certifies to Integrated that it has verified the identity of the shareholder.

g) The Company delegates to and authorizes Integrated to request and obtain AML program certifications as may be required from qualified financial institutions for the purposes of selling shares of the Company through the qualified financial institution and, in the absence of such certification, Integrated shall not accept orders from an uncertified financial institution except as specifically directed by the Company in writing and in accordance with Section IX of this agreement.

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                                  ATTACHMENT B

                             ANTI-MONEY LAUNDERING
                                PROGRAM SERVICES
                                  FEE SCHEDULE

The following fee schedule shall be effective upon execution of this Addendum. The Company will be assessed fees for all qualified new accounts as identified in the Company's AML Program policies and procedures.

Verification of Customer Identity       $2.50 per new account opened*

Government List Searches included       *File transmission fees may apply

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